EXHIBIT 99.1

SUN HYDRAULICS CORPORATION

Third Quarter 2006 Earnings Results

November 8, 2006, 2:30 p.m. EST

Operator

Greetings, ladies and gentlemen, and welcome to the Sun Hydraulics third quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Dennis Tichio. Thank you, Mr. Tichio. You may begin.

Dennis Tichio - Sun Hydraulics - Corporate Finance

Thank you. Good afternoon. Thank you for joining us to listen to Sun Hydraulics third quarter 2006 financial results conference call. My name is Dennis Tichio, and I work with Tricia Fulton in Sun’s Corporate Finance area. With me is Allen Carlson, Sun’s President and CEO. After our prepared remarks we will take questions from the dial-in audience.

Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements please see yesterday’s press release. It is now my pleasure to introduce Allen Carlson.

Allen Carlson - Sun Hydraulics - President & CEO

Good afternoon. We continue to see brisk business conditions in the third quarter, and again achieved double-digit year-over-year growth in both sales and earnings. All of Sun’s operating segments contributed to the growth in profitability. The price increase, which we initiated in July, contributed about 2% to sales. We completed 2 significant information technology projects in the third quarter. In the U.S, we migrated to a multi-facility system which will improve information sharing as products flow across our business segments.

In Germany, we installed new software that will streamline order entry and improve communication with our customers. All of our European businesses are now on the same platform. There were start up costs associated with the software implementation. For the quarter, it’s difficult to establish what the financial impact was. However, these upgrades are a critical investment in Sun’s future. As we have said previously, Sun will continue to invest in people, machinery, and processes to position our Company to be able to respond to the demands of our customers and to continue our focus on the long term.

In October, Sun was recognized by Forbes for the second consecutive year as one of the nations top 200 small companies. Sun’s ranking this year moved to number 87 from 113 last year. I would now like to turn the call back to Dennis to provide some more detail on the quarter. Dennis?

Dennis Tichio - Sun Hydraulics - Corporate Finance

Thanks, Al. All comparisons will be to the same period last year. As Al mentioned, we saw double-digit growth in the third quarter, with net sales up 26% to $36.2 million. Net income was up 34% to $3.9 million, and basic and diluted earnings per share increased to $0.36 up approximately 33% over last year. Broken out geographically, Asian sales continue to grow, up 42% to $6 million. Increases were led by sales in Korea, and to China and Japan. European sales were up 29% to $10.1 million with significant increases in France, the UK, Germany, and Spain. Growth also continued in the North American manufacturing sector, with sales up 20%.

In whole dollars, gross profit increased. However, we continue to see erosion in the gross profit percentage, which was down almost 2 points to 29.5%. This decrease was due to higher variable costs and an increased fixed cost base. Increased materials, fringe benefits and a productivity decline in July and August associated with a parts cleaning process in our manufacturing software implementations, accounted for the majority of the variable costs. In September, we saw productivity levels return to normal. The fixed cost increases were made up of salaries, fringe benefits, and utilities. The decline in the gross profit percentage was partially offset by this year’s price increases.

SG&A increased 1.4% to $4.7 million. The increase was driven by higher compensation expense, including additional engineering and marketing personnel, offset by decreased professional fees. The prior year period included higher audit and contract labor fees, including Sarbanes-Oxley 404 compliance, foreign compensation expense, and a write-off of the remaining deferred loan costs related to the debt refinancing.

The income tax provision was 33.6% of pretax income compared to 30.6%. The prior year income tax provision contained a provision to return true-up, which resulted from the completion of the Company’s 2004 U.S. tax return, a decrease in the U.S. effective rate of approximately 1%. No significant adjustments have been made to the current provision as a result of the completion of 2005 tax returns. We expect to maintain a consolidated effective rate of approximately 34% for the remainder of 2006.

Net cash from operations was $15.2 million, up from $13.3 million last year. Higher net income, taxes payable, and accrued expense balances were partially offset by increases in accounts receivable and inventory balances. Day sales outstanding increased from 34 to 38. We are not currently experiencing any collection issues, and the temporary increase is purely a result of timing.

We are extremely pleased that inventory turns continue to improve by a full turn to 11. Capital expenditures through September were $7.2 million, and are projected to be approximately $10 million for the year. In September, the Board declared a quarterly cash dividend of $0.10 a share. Dividends were paid on October 15th to shareholders of record on September 30th. Our return on capital employed, which we include in our annual report, increased from 24% at the end of 2005, to a current run rate of 26%.

Our outlook for the fourth quarter is for continued growth. Sales are estimated to be $33 million, an 18% increase over last year. 2006 year-end sales will be approximately $140 million, a 20% increase compared to 2005. Earnings per share are estimated to be between $0.31 and $0.33 per share, approximately 23% higher than the fourth quarter last year. Thank you. We will now open the call up for Q&A. Claudia, can you please open the call for questions?

Operator

[OPERATOR INSTRUCTIONS] Andrea Sharkey, Sidoti & Company.

<Q>:  I guess my first question would be, I’ve heard some talk of a slower North American economy from some of the bigger players in the hydraulic industry, like Parker Hannifin and Sauer Danfoss. And I was just curious if you’ve seen anything along those lines related to your business, and maybe if you could give us a sense of what your current order rate looks like?

Allen Carlson - Sun Hydraulics - President & CEO

Sure. First of all, I would say that there’s all kinds of conjecture and concerns, and what’s going to happen before the election and after the election, and what’s going to happen with housing starts.

There’s all kinds of open ended questions, I would guess. But we continue to sort of listen to the drum beat, but we haven’t seen any changes in incoming orders. The forecast that we’ve given you in our outlook, dialed in our current run rates on incoming orders. And I would say that they are very strong, both in the U.S. and worldwide. So if there’s something happening out there, it hasn’t hit our radar screen.

<Q>:  Okay, great. And I guess the reason for, I guess the sequential decline in revenue into the fourth quarter, that’s just a seasonality issue?

Allen Carlson - Sun Hydraulics - President & CEO

Yes, there are less days in the fourth quarter. And we see that every year. And so when you dial it and compare fourth quarter this year to fourth quarter last year, we’re still looking at nearly a 20% increase compared to the fourth quarter. Compared to the third quarter, you’re right, it’s a seasonality issue with the number of work days.

<Q>:  Okay, great. And then I guess I don’t know, I’ve maybe missed a few things on the gross profit percentage. There was a statement that you have seen things return to a more normal level. I guess could you maybe talk about that, and where you see your gross profit margin being for the rest of the year, or maybe out even into ‘07?

Allen Carlson - Sun Hydraulics - President & CEO

Sure. The gross profit during the quarter is a result of, as Dennis explained, a combination of a parts cleaning process, that went out of control, and we had some productivity issues associated with parts supply going through our factory. That’s been corrected. In fact, it was corrected in September, so we didn’t see that for the whole quarter.

Additionally, we completed some software projects that ended up being completed during the quarter. Any time you install or update software, there are some productivity losses with the process of installing that software and getting it running efficiently. Those were the primary factors. A few other minor issues on the variable cost side, but those were the primary issues. I believe the numbers for the quarter, Dennis, were 29.5%. And historically we’re running between 31%, 32%. And I would expect that you’ll see in the fourth quarter, probably a return to the 31%, 32%.

<Q>:  Okay, great. I guess I will hop back in line, and let somebody else have a turn. Thank you.

Operator

Will Lyons, Westminster Securities.

<Q>:  Congratulations on a good quarter.

Allen Carlson - Sun Hydraulics - President & CEO

Thank you, Will.

<Q>:  You answered my question about gross margins. It sounds like your, so, I’ll call them one-time events are sort of literally one-time, and you see a rebound in the near term. Could you talk to us about new products? You made an acquisition a little over a year ago, and what’s happening on the new product front?

Allen Carlson - Sun Hydraulics - President & CEO

Right. Let me back up to your first question, and just add a little bit more flavor as to the timing. That one-time event took place about, I’m going to say, mid July through late August. Those events all took place about the same time, and they lasted about 30 to 60 days. They are behind us. They’ve been behind us now for about 30 days. September was very good — or excuse me, October was very good on the production side, and so was September. It was a July and August issue.

Relative to the new product side of things, we’re going to be rolling out some new products. I can’t give you the exact date, but it’s late fourth quarter, early first quarter that marries up the WhiteOak acquisition with some new products coming out, out of the starting gate. Those are within, I would say, 60 to 90 days completion. In fact, there’s pilot production runs of those products being pumped out as we speak, to some of our target customers to gain some field experience on those products before we officially launch them. Longer term, we have a variety of electrically actuated products beyond just those first implementations, which will be launched during 2007.

On top of that, we also have many new, I’ll call them packages, where we integrate some of the new products that we’ve developed over the last 3 or 4 years that are in the market, but they are being integrated into packages that we are releasing on an ongoing basis. When I say packages, they typically are custom packages for major customers, or any customer as far as that goes, that want integrated packages with those new products. So it’s an ongoing thing, but the big next splash, if you would, late this year, early next year, with the WhiteOak products.

<Q>:  And your online, your website, last time I think I talked to you guys, it sounds like people are really [cottoning] on to the idea of doing this stuff 24 hours a day, designing products, communicating. Is that really starting to be a major channel of new orders for you?

Allen Carlson - Sun Hydraulics - President & CEO

Yes, it is. And how it really manifests itself, the customer in Australia or China or Japan or Germany or California, will go on our website. Today we have multiple languages. We’re going to be adding some more languages, in fact. And they can go on it in their time zone at their pace and pull information. Primarily, it’s technical information, but also some commercial information as to, I’ve just designed this new system. What does it cost?

We actually provide the ability for them to gather the technical and commercial informational all in one spot. They complete their project, and the next morning they can go into the office and download an order for what they’ve designed through our distribution network worldwide, which has product, usually most of those products, in stock in Australia or Japan or wherever for fulfillment. And it makes the whole design to fulfillment process very, very short. And we allow not only commercial standard catalogue products, but also custom packages to be accelerated through our system.

<Q>:  And how has it changed the way your in-house engineers and designers work with your customers and potential customers?

Allen Carlson - Sun Hydraulics - President & CEO

Well the first thing is that we’re able to release marketing information on the fly, and you don’t have to wait until the next printing of a catalogue comes along. So we’re constantly loading information, technical information, on a daily basis to the product side of our portfolio. In years gone by, the engineers knew that they had a window, and it usually was predicated by the catalogue printing as to what the window for new product information is. So they were — the flow of information going out to the marketplace was very choppy, and if you missed the catalogue printing, you might have to wait for a year and a half before you could disseminate information. Now we disseminate information on a daily basis.

<Q>:  How has it affected your inventory control?

Allen Carlson - Sun Hydraulics - President & CEO

I don’t think it’s had a lot of effect at all on inventory per se, because our scheduling system is scheduled to customer request. And as we release new products, we have to be cognizant of the fact that we need some inventory to support those new products. But in terms of flow through the factory, it’s a minor issue. As you can see, our inventory management, our turns, continue to increase. We’re currently at 11 turns, which is very good.

When we started putting a focus on inventory turns in trying to drive improvement, we were running somewheres around 7.5. That was 2, 3 years ago, and our inventory turns going from 7.5 to 11 wasn’t an accident. We’ve been constantly honing our game, and getting better in this area. And it’s been a collaboration between our manufacturing, marketing and engineering people that have allowed us to make these improvements.

<Q>:  What portion of your unit volume would you estimate is now built to order?

Allen Carlson - Sun Hydraulics - President & CEO

100%.

<Q>:  100%. That’s amazing.

Allen Carlson - Sun Hydraulics - President & CEO

We build nothing for speculation. It’s everything that we build has a customer and an order attached to it.

<Q>:  Except for new products, which you kind of bulk up on in anticipation of orders?

Allen Carlson - Sun Hydraulics - President & CEO

No. We don’t even bulk up on those. We’ll put some parts inventory in, so that we can scramble and be agile on parts that maybe have lead time that’s beyond the curtain call. But our whole approach is to enable ourselves to assemble and test and ship to customer order. No finished goods.

<Q>:  Very good. Well, congratulations again. Thanks.

Operator

Michael Brage, Private Investor.

<Q>:  A question on the JLG acquisition by Manitowoc. I think you said in the past JLG is a large customer?

Allen Carlson - Sun Hydraulics - President & CEO

Uh-huh.

<Q>:  Now that they’re part of, or will be part of Manitowoc, is that a challenge to keep them? Or perhaps an opportunity to get more out of Manitowoc?

Allen Carlson - Sun Hydraulics - President & CEO

Thank you, Mike. One correction. JLG is now a part of Oshkosh.

<Q>:  I’m sorry.

Allen Carlson - Sun Hydraulics - President & CEO

Both Wisconsin companies, so I understand how you can get it turned around. And both good companies, and both customers of ours. The acquisition of JLG by Oshkosh, I think, is good for everybody. It’s good for Oshkosh. It’s good for JLG. And I believe it will be good for Sun.

We do business with both companies. I think they have high regard for us, and we certainly have high regard for them. And I think it strengthens our position with both companies, because they are both good, appreciative, product-oriented kinds of companies, and I think it’s good.

<Q>:  Okay. Another customer question, if I may. Cummins has indicated they expect flat unit volume next year, I think for at least 1 class of product. That’s a significant customer also. Have you noticed anything along those lines?

Allen Carlson - Sun Hydraulics - President & CEO

No, we haven’t. And maybe it’s to come, because they have been running flat out now for a couple of years, trying to pump out product before some regulations kick in. And I did see the comment that they expect to be flat next year. But flat is at a pretty high level, and I think that’s a pretty positive sign. They are not saying that it’s going to drop back a third or a half or to more traditional levels. I think what they’re saying is it’s going to be flat at high levels.

<Q>:  Okay, thank you.

Operator

Brian Rafn, Morgan Dempsey Capital Management.

<Q>:  Can you guys talk — and you talked about kind of your standard catalogue offerings versus your custom packages. There’s been — when you get involved with the OEM manufacturing, it’s certainly led by the automotive area where they are pushing tremendous design down into the first , second, and third tier manufacturers, putting the design risk and being fairly austere relative to margins.

Do you get any protection in the custom packages from competitive pricing pressures? Are you able to hold your margins, perhaps more than — there’s always been a standard kind of commoditization. Are you able to defend them better with the higher the customization that you run with?

Allen Carlson - Sun Hydraulics - President & CEO

That’s true. The more customization you have, the more pricing power that you have. But it’s always been, on top of that, it’s always been Sun’s position, and continues to be our position, that we avoid commodity products. Our whole product development focus is looking at the portfolio of hydraulic widgets and identifying where there are holes, where the market is not being fulfilled by product needs. And that’s the hole, or the vacuum, that we jump into. Many companies have a product development approach that says well, our competitors have this, this and this. We need that too. It’s just the opposite for us.

We try to find holes that our competitors are not filling, and jump into that hole, which drives us to having more unique, highly differentiated products. And solve problems that customers have that can’t be solved other ways. And generally speaking, when we do solve problems, it’s maybe a higher price for the product, but at an overall lower cost, because we’ve improved warranty claims. We’ve made the package smaller and integrated other things into it. Those are the opportunities we look for, and we really strive hard to stay out of the commodity products arena.

<Q>:  Okay. Can you kind of talk to, with the integration and using the Internet as a distribution channel, certainly a conduit of information, how much compression has there been in your order cycles, or your time where your customer first contacts you. You used to, I would imagine, do certainly your engineering, and then get back to them with specs, and back and forth. If they can do this pretty much online, what’s been kind of the compression say, over the last 5 to 10 years?

Allen Carlson - Sun Hydraulics - President & CEO

I’ll answer the question 2 ways. First of all on a new product, where we get this inquiry to provide an integrated package, in today’s world, we ask the customer, “What do you need?” And if they say. “I need it in a week,” we generally can do that. We would like to have 3 or 4 weeks. But 5 years ago if we would have asked that question, we might have answered by, “Well in about a month we can have this from all the way through the design, qualification, and out the door in a pinch, but we would really like to have 8 to 10 weeks.”

<Q>:  Okay.

Allen Carlson - Sun Hydraulics - President & CEO

So, we’ve cut the time by, I don’t know, 50% or more. And it’s given us the ability to ask the question, do you need it next week? And if you do, we’re in a position to help you. The other thing that we’ve been able to do is, today, the packages that we design and produce are almost 100% Sun products, because we’ve added these electrically actuated products that we didn’t have. And in years gone by, we would either have to say, sorry, we can’t do that project, or, we can do it but we’ve got to go to a third party to get those products, and we’ll check with them to see how long it will take for them to get us these products to embed in our product. Today, we have a much bigger sphere of capability to provide a complete Sun solution, and the timing is then within our control.

<Q>:  As you’ve added those ancillary products, you talked about the electrically actuated products, and you’re sourcing them from your own product, is there a better margin for you and the customer because it’s your own organic design, versus going out to a third party and paying their gross margin and integrating it into them, and then the time delays?

Allen Carlson - Sun Hydraulics - President & CEO

I think it’s some of both, and it kind of depends. Oftentimes, our product has more capability at a higher cost. And if we can include that capability by maybe downsizing it, going to a smaller product to achieve the same function, or integrating functions within that product, if we can do that, we can generally save cost, and pass that on to the customer. If it’s really just a substitute one for one, it generally costs us a little more, because our product has inherent more capability, and if that capability is maybe not required in the marketplace, then we have a decision to make, do we eat that differential as we grow our business.

<Q>:  Sure. Has there been from the standpoint of an engineering design, has there been if you go back over the last 5 to 10 years, you talked about [inaudible] making the small products smaller, more modular. Is the obsolescence or the life cycle of the packages today, the hydraulic valves with the manifolds, are they better today from the standpoint of longevity - you mentioned something about warranty - than they were maybe 5 to 10 years ago? Or is that kind of a mute point?

Allen Carlson - Sun Hydraulics - President & CEO

It’s kind of a mute point and it depends — it’s very situational. And usually driven by the customer’s design of his equipment.

<Q>:  Okay.

Allen Carlson - Sun Hydraulics - President & CEO

I would say generally speaking, that the design life cycle from the customer’s point of view, they are also getting better at designing and developing products. And the life of a product may be 5 years today and it was 10 years a few years back. But I want to go back to part 2 of your question, or my answer 2 to your question.

When we have a new product out of the starting gate, I pretty well described what it is. And we’ve made huge progress there. But we even made, I think, more progress when we’ve designed it, and the customer now wants to place an order after it’s designed. Maybe it’s the third order or the fifth order or the twentieth order, and says I need — I didn’t expect to get this big order, but I need 150 pieces, and I need them next week. What can you do for me?

<Q>:  Right.

Allen Carlson - Sun Hydraulics - President & CEO

And our ability to meet the customer’s demand has opened up opportunities for us, because competition can’t do it, or because the customer had an opportunity he could get because we could fulfill it. And that compression is important. But it’s also important when the customer looks to designing the next generation of product, and he’s got a supplier that can satisfy both the technical and manufacturing needs that they have.

<Q>:  Okay. You guys mentioned — talked about kind of forward in field installing parts and stuff like that. You mentioned in your scenario of an engineering firm in, I think, China, and having parts depoted in Australia. The manufacturers reps where you are having these — your field inventories, what level of customization do you actually have out in the field, where Sarasota doesn’t have to get involved?

Allen Carlson - Sun Hydraulics - President & CEO

The product is really comprised, that we go to market with, it’s comprised of cartridges and manifolds. And the analogy that I’ve used in the past is the cartridges are kind of like fluid processors. They would be equivalent to a microprocessor chip. And this fluid processor we call the cartridge is pretty much a catalogue product, 99.9%. And so what you would find in Australia or Japan or China is this processor, this little cartridge that processes fluid. However that processor needs to be embedded on a circuit board and in our world, the circuit board is this manifold made of aluminum or iron. And that’s where the customization comes in.

<Q>:  Okay.

Allen Carlson - Sun Hydraulics - President & CEO

How you place that fluid processor on the manifold.

<Q>:  Okay. Just I missed the first part of your comments, so bear with me if I’m repeating.

Allen Carlson - Sun Hydraulics - President & CEO

Well, let me just conclude that statement.

<Q>:  Sure.

Allen Carlson - Sun Hydraulics - President & CEO

The manifold part, we have capability in almost all of our locations to design and manufacture those manifolds, or outsource them if we need to. But we have that capability in all of our locations to produce those custom manifolds.

<Q>:  Okay, anything you guys are seeing relative to Sarbanes-Oxley costs for this year, head counts, SG&A, healthcare costs going forward, maybe into ‘07?

Allen Carlson - Sun Hydraulics - President & CEO

I think the — there are no surprises, pretty much what you read in the press. The only thing that’s a bit of a surprise perhaps, is that the Sarbanes-Oxley expense, 404 compliance, just doesn’t seem to go away. At least not fast enough for me. And so we continue to work in that arena to meet the requirements of that compliance, but do it in a way that’s most cost effective.

<Q>:  Do you have kind of a ballpark what that might be for ‘06?

Allen Carlson - Sun Hydraulics - President & CEO

Dennis? I don’t have it at my finger tips. My answer would be too much.

Dennis Tichio - Sun Hydraulics - Corporate Finance

For ‘06 it’s down to about 20% and we’re estimating for the year to be at 400,000.

<Q>:  About 400,000. All right, that’s good. Thanks, guys. Appreciate it.

Operator

[OPERATOR INSTRUCTIONS] Andrea Sharkey, Sidoti & Company.

<Q>:  Just a couple of quick follow-up questions. Obviously, we’re seeing your global sales grow very strongly. Just wondering if maybe there was anything you were doing specifically to expand your market coverage abroad? Have you added new distributors or what’s going on in those marketplaces?

Allen Carlson - Sun Hydraulics - President & CEO

Well, the last distributor that we’ve added was our Korean operation when we acquired it. That was ‘98. And we also added a China joint venture about the same time. We’ve added capacity in Germany, in terms of facilities. We’ve doubled our facility in Coventry, I believe it was in 2000. We’ve added sales and marketing personnel worldwide. We have brought — we continue to bring, always have, but continue to focus on bringing our international distributor channel partners to Sarasota, and our other locations, Germany and England, for product training sessions so that they are always up-to-date with the latest product information. It’s continuing the game plan that has made Sun successful in the long haul, and just using that game plan and accelerating it.

<Q>:  Okay, great. And this may seem a little bit nit-picky and I apologize. But I was just looking at the margins on the different geographic areas, and it looks like at Korea, it came down a little bit, both sequentially and from the year before. And I was just wondering if maybe you knew what was going on there, if there was anything specific happening there?

Allen Carlson - Sun Hydraulics - President & CEO

I would say it’s probably mix. I don’t have a strong handle on that, but it’s likely to be mix.

<Q>:  Okay. And I guess would that mean by mix, you mean just maybe less customized packaging that maybe gets lower margins? Is that what you mean by that?

Allen Carlson - Sun Hydraulics - President & CEO

Yes, and their mix of customers, maybe the change from product A to product B will drive some of that. So I don’t think the change is super significant. It’s there. There are some changes. But there’s nothing that I know of that would be driving that, and so I speculate it’s probably mix.

<Q>:  Okay, great. And 1 last question. Commodity costs have been an issue for a lot of people in the past few quarters. And I was just curious if that was still a headwind for you guys? And if it was, if you could maybe give us — put a number on that, how much it increased either quarter to quarter or year-over-year?

Allen Carlson - Sun Hydraulics - President & CEO

Maybe Dennis, while he’s digging for the exact numbers, I will just comment on it. First of all, we did see the raw material costs peak, I’m going to say about mid year, aluminum, steel, everything kind of peaked about mid year, and leveled off, and dipped a little bit in, let’s say August, September time frame, and it’s kind of holding at that level slightly below the peak.

I think a lot of people are looking at what the petroleum prices are going to be, and maybe dialing into their next year’s pricing model as to what it’s going to be. But it’s peaked, and it seems to be holding. Dennis, do you have any numbers for that?

Dennis Tichio - Sun Hydraulics - Corporate Finance

No, just I agree with Al. From Q2 to Q3, it’s stabilized. We haven’t seen any large increases.

<Q>:  Okay, great. Thank you very much.

Operator

[OPERATOR INSTRUCTIONS] Gentlemen, there are no further questions at this time. I will now turn the call over to Mr. Carlson for any closing comments.

Allen Carlson - Sun Hydraulics - President & CEO

Great, Claudia. Before we conclude the call, I’d like to just make a few closing comments. This was a strong quarter for Sun. And our sales during the quarter, lead us to believe that we continue to gain market share around the world. As I’ve stated in past calls, I believe our growth is primarily driven by 5 factors. The first is our ability to respond and meet our customer’s needs. We’ve already talked a little bit about that. That’s very important. Our new products, we continue to design and introduce products that complement our existing products.

This includes many new and different electro-hydraulic products that allow us to see new business opportunities. Thirdly, our aggressive approach to the integrated package business whereby Sun and it’s distributors around the world design custom manifolds that incorporate standard Sun cartridges. The customer has an entire control system that he can put together, represented by a single part number, available when he needs it. This is the equivalent in our industry of plug-and-play.

Fourth, our geographic presence. Sun companies in the U.S, Europe, and Asia-Pacific, together with our channel partners in all industrialized areas of the world are able to serve our customer base, regardless of where they choose to manufacture their product. And finally, our website, www.Sunhydraulics.com. I know many of you have visited that website, and taken a look at our products and how we present ourselves.

We continue to invest in this website and improve it’s effectiveness. Engineers can get 2 full-D and 3D drawings of standard products. New products are added and promoted quickly and efficiently. Our website was built to get engineers’ attention, and the information information that they need to select, source and supply Sun products around the world 24/7. When you couple the 5 things I’ve just mentioned with our devoted and productive work force, and our dedicated supplier chain, you can understand why we’ve had 14 consecutive quarters of double-digit growth.

Before I conclude, I would like to mention that Sun, again, will be hosting an investor open house on Wednesday, March 7th, 2007. This will be concurrent with our fourth quarter 2006 and year-end results conference call. Visiting our facilities is the best way we know for existing and prospective investors to get to know us, and you don’t have to wait until next spring. Just give us a call. We’re always happy to receive visitors. Thanks for joining us on the call.

Operator

Thank you. This does conclude today’s teleconference. Thank you for your participation, and you may disconnect your lines at this time. Have a wonderful day.